SECURITIES AND EXCHANGE

COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15[d] of

The Securities Exchange Act of 1934

Date of Report: June 22, 2008

TECHNICAL VENTURES INC.
[Name of Registrant]

New York	33-2775-A	13-3296819
[State of Incorporation]	[Commission File]	[IRS Ident. No.]
2000 NE 22nd St. Wilton Manors, FL. 33305
[Address of Principal Executive Offices]

Registrant Telephone No. 954/557-2688

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE

ITEM 5.02 ELECTION OF DIRECTOR; DEPARTURE OF DIRECTOR

(a) On June 22, 2008 the company received notification by Majority Shareholder Consent in Lieu of Shareholder Meeting, the consent to proceed with the acquisition of Amfil Technologies Inc. The majority consent was in excess of 51% of the current authorized and issued shares. The company entered into an agreement with Amfil Technologies a Private California Company, on June 4, 2008 to acquire its Ozone Technology, certain fixed assets, and the assumption of certain short term liabilities. Technical Ventures will issue approximately 40 million (40,000,000) shares of rule 144 restricted common stock for the purchase. Technical Ventures currently has approximately 76,000,000 shares issued and outstanding. The specific terms of the transaction will be released after the completion of an audit of the financials that will run concurrently with the audit of the Technical Ventures.  The company is currently working on the past due filings and expects to be in full reporting compliance within the next 90 days and will include the past year financials of Amfil Technology Inc., in the filings.

This Form 8-K may contain forward looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995; The actual results could differ materially from those set forth in the forward looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competitive products and pricing, product demand and market acceptance, new product development, reliance on key strategic alliances, availability of raw materials, the regulatory environment, fluctuations in operating results, and other risks.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

TECHNICAL VENTURES INC.
(Registrant)

		By:	/s/Wayne A Doss
Wayne A Doss
President & CEO

Dated:	June 22, 2008